EXHIBIT 10.2

GREIF, INC.

AMENDED AND RESTATED

DIRECTORS DEFERRED COMPENSATION PLAN

(the “Plan”)

ARTICLE I

PURPOSE

Greif, Inc. (the “Company”) is willing to provide members of its Board of Directors (the “Board”) with supplemental retirement benefits out of its general assets and the opportunity to defer the payment of their Board fees for retirement savings purposes. The Company’s goal is to retain and reward its Board members by helping them to accumulate benefits for a comfortable retirement. The Plan was originally effective as of September 5, 1996. This Plan document is the amendment and restatement of the original Plan and is effective as of January 1, 2005. This Plan has been drafted to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as created by the American Jobs Creation Act of 2004.

ARTICLE II

ELIGIBILITY

All non-employee members of the Board are eligible to participate in the Plan. If you elect to participate in the Plan with respect to cash compensation earned in the form of retainer fees, regular fees and meeting fees (including committee fees) (collectively “Board Fees”), you must execute a Cash Compensation Deferral Agreement and Election Form (attached to this Plan as Exhibit A). If you elect to defer the receipt of a restricted stock award, you must execute a Restricted Stock Deferral Agreement and Election Form (attached to this Plan as Exhibit B).

ARTICLE III

DEFERRED COMPENSATION ACCUMULATIONS

A. Unfunded Nature of Plan

The Plan is considered to be an “unfunded” arrangement as amounts generally will not be set aside or held by the Company in a trust, escrow, or similar account or fiduciary relationship on your behalf. If you elect to defer receipt of a restricted stock award, the restricted stock initially will be held in a so-called “rabbi” trust established by the Company. Each participant’s rights to benefits under the Plan are equivalent to the rights of any unsecured general creditor of the Company. If the Company makes any investment of funds in conjunction with this Plan, all such investments shall at all times continue to be part of the Company’s general assets for all purposes, including any amounts held in a rabbi trust.

B. Accumulations

To measure the amount of the Company’s obligations to a participant in this Plan, the Company will maintain one or more bookkeeping records or accounts of each participant’s deferred amounts (the “Accumulations”). Credits of Cash Compensation Deferrals, adjusted for changes in capitalization and dividends, as described below, are known as the “Cash Deferral Value.”

1. Elections to Participate - Generally.

You may elect (within 30 days of when you first become eligible to participate in the Plan for your initial calendar year of participation or, for subsequent calendar years, not later than the December 31 prior to each such year) to defer payment of a portion or all of your (1) Board Fees earned as a director to be earned during the balance of the current or next calendar year, as applicable, as a credit to your Accumulations, and (2) restricted stock awarded to you as a director during the balance of the current or next calendar year under the 2005 Outside Director Equity Award Plan, as applicable, as a credit to your Accumulations. Once made, any such elections (including without limitation the percentage of Board Fees and/or restricted stock to be deferred) shall be irrevocable for all such amounts earned during the calendar year for which the election is made. Elections to defer restricted stock may first be made for the calendar year beginning January 1, 2006.

2. Cash Compensation Deferrals.

Once an election to defer Board Fees (“Cash Compensation Deferrals”) is made, such election will continue in effect from year to year until you change it, but any change will be effective only as of the January 1 of the calendar year following the calendar year in which you change your election. The minimum amount you may defer is 25% and the maximum is 100% of all Board Fees expected to be paid to you as cash compensation as a director of the Company.

3. Restricted Stock Deferrals.

Effective for the calendar year beginning January 1, 2006, you may elect to defer the receipt of restricted stock awarded after the effective date of your election (“Restricted Stock Deferrals”). A separate election must be made each year to defer the next year’s award of restricted stock. The minimum amount you may defer is 25% and the maximum is 100% of all restricted stock (rounded down to the next lowest whole share) expected to be awarded to you as a director of the Company.

C. Value of Accumulations

The amount payable to you under the Plan will be based on the value credited to your Accumulations account. For Cash Compensation Deferrals, your Cash Deferral Value will be credited as “Phantom Shares.” “Phantom Shares” shall have a value equal to the market value from time to time of the Company’s Class A common stock, without par value. The number of Phantom Shares credited to your account will be based on the dollar amount of the Cash Compensation Deferrals, divided by the then current per share value of the Company’s Class A common stock, without par value. For example, if you are deferring $1,000 of Cash Compensation Deferrals at a time when the per share value of the Company’s Class A common stock is $60, your account will be credited with 16.66 Phantom Shares ($1,000 divided by $60 per share = 16.66 Phantom Shares).

The value of your Accumulations related to Cash Compensation Deferrals will be based on the value of the Company’s Class A common stock, without par value, as determined from time to time. If there is a change in the capitalization structure of the Company (e.g., due to a stock dividend, stock split, recapitalization, merger, consolidation, etc.), then a corresponding equitable adjustment will be made in the number of Phantom Shares credited to your account. If a dividend is declared and credited on Phantom Shares, such dividend shall be credited within 60 days of the date on which the comparable common stock dividends are declared. Nothing in this Plan shall be construed as interfering with that discretion or as creating an obligation on the part of the Company to declare dividends on common stock or Phantom Shares.

The Company also reserves the right to adjust the earnings or other amounts credited to your Accumulations and to determine the value of your Accumulations as of any date by adjusting such earnings or fair market value for the Company’s tax and other costs of providing this Plan.

For Restricted Stock Deferrals, the restricted stock shall be distributed at the selected time of payment (with adjustments as made to other, unrestricted shares of the Company’s Class A common stock). Restricted Stock Deferrals under this Plan shall be held in a rabbi trust subject to the general creditors of the Company. Dividends paid on shares of restricted stock are contributed to the rabbi trust and shall be paid from the rabbi trust to you as soon as administratively practicable after the dividend payment date and shall not be retained in the Plan as Accumulations.

Under current federal income tax rules, the amounts credited to your Accumulations, including earnings, will not be taxable income to you in the year they are credited to your account. You, or your beneficiaries in the event of your death, will generally be taxable on these amounts and the credited earnings only if and when benefits are actually paid to you. Thus, this program provides the opportunity to defer income and the payment of income taxes.

ARTICLE IV

BENEFITS

A. Vesting

All contributions to the Plan will always be 100% “vested”. This means you will always be entitled to receive benefits from your Accumulations.

B. Payment of Benefits

1.	Termination of Board Membership. Unless you elect otherwise, as discussed in paragraph 3(A) below, you will receive your Cash Deferral Value as retirement benefits under the Plan upon your termination from Board membership (for any reason other than death, as discussed below) as an annual benefit payable in installments over ten (10) years. The amount of your benefit will equal the amount necessary to amortize your total Cash Deferral Value over the 10-year period. The amount payable each year will either be based on an approximately equal amortization based on either an assumed interest rate declared by the Company from time to time during the period of distribution. Alternatively, the Company may elect to amortize your Cash Deferral Value based on its actual earnings, gains, or losses on the investment of a like sum, in which event the monthly benefit payable during a calendar year shall equal the fair market value of the Company’s investments as of the preceding December 31, divided by the number of monthly installments remaining to be paid. If the Company elects to purchase investments from which its obligations hereunder will be satisfied, such investments shall remain general assets of the Company for all purposes, subject to the claims of the Company’s general creditors. The Company may also elect, in its discretion, to pay benefits in quarterly or annual installments, computed under one of the foregoing methods, rather than monthly installments. You must give the Company at least 30 days advance written notice of your intention to terminate membership on the Board and receive retirement benefits. Actual benefit payments will begin on the first day of the second month following your satisfaction of all requirements for payment. In no event, however, shall distribution be made of amounts credited to the Participant’s Accumulations before six months have elapsed from the date of crediting as Phantom Shares to the date of conversion to cash for payment.

2.	Death Benefits. In the event of your death while receiving benefit payments under the Plan, the Company will pay the beneficiary or beneficiaries designated by you any remaining payments due under this Plan, using the same method of distribution in effect at the date of your death. In the event of death prior to beginning to receive benefits under the Plan, the Company will pay benefits to your beneficiary or beneficiaries, beginning as soon as practicable after your death. Such benefits shall be paid as a single lump sum or as monthly installments of Cash Deferral Value, in accordance with the Participant’s original election. If installments were elected, the monthly amount payable shall equal the amount necessary to amortize the Participant’s Cash Deferral Value as a monthly benefit computed under one of the methods provided for retirement benefits under paragraph B(1), above. The Company will provide you with the form for designating your beneficiary or beneficiaries. If you fail to make a beneficiary designation, or if your designated beneficiary predeceases you or cannot be located, any death benefits will be paid to your estate.

3.	Payment Form and Timing. You may elect, at the time of your execution of a Cash Compensation Deferral Election and Restricted Stock Deferral Election, the time and a form (for Accumulations related to Cash Compensation Deferrals only) as described herein. The regular form of distribution for your Cash Deferral Value is 10-years of installment payments as described in paragraph 1, above.

A.	Payment Form.

1.	Accumulations Related to Cash Compensation Deferrals. In addition to the ten (10) years of installments designated above, you may elect to receive your Accumulation related to Cash Compensation Deferrals (credited as Phantom Shares) in a single lump sum payment or annual installments over a period of five (5) years. Such election must be made at the time of your execution of the Compensation Deferral Agreement and Election Form.

2.	Payment Form for Accumulations Related to Restricted Stock Deferrals. All Restricted Stock Deferrals shall be distributed by one or more stock certificates in a single distribution.

3.	Payment Form for Dividends Related to Restricted Stock Deferrals. All dividends paid by the Company attributable to restricted stock shall be paid from the rabbi trust as a single lump sum in cash.

B.	Payment Timing.

1.	Accumulations Related to Cash Compensation Deferrals. In addition to payment upon termination of Board membership or death, you may elect to receive payment of the Cash Deferral Value (A) upon a fixed date, or (B) the earlier of (1) a fixed date, or (2) termination of Board membership for any reason. Such election must be made at the time of your execution of the Compensation Deferral Agreement and Election Form.

2.	Accumulations Related to Restricted Stock Deferrals. In addition to distribution upon termination of Board membership or death, you may elect to receive distribution (A) upon a fixed date that is at least three (3) years after the date of the restricted stock award, or (B) the earlier of (1) a fixed date that is at least three (3) years after the date of the restricted stock award, or (2) termination of Board membership for any reason. Such election must be made at the time of your execution of the Compensation Deferral Agreement and Election Form.

3.	Dividends Related to Restricted Stock Deferrals. Dividends attributable to Restricted Stock Deferrals shall be distributed to you as soon as administratively practicable after the dividend payment date but in no event later than the March 15th of the calendar year following the calendar year of the dividend payment date. Such dividend amounts shall not be deferred further under this Plan. The payment of dividends attributable to restricted stock is intended to satisfy the short-term deferral exception to Code Section 409A.

ARTICLE V

MISCELLANEOUS PROVISIONS

A. No Right to Company Assets

As explained previously, this Plan is an unfunded arrangement and does not create a trust of any kind (other than the rabbi trust) or a fiduciary relationship between the Company and you, your designated beneficiaries or any other person. To the extent you, your designated beneficiaries, or any other person acquires a right to receive payments from the Company under this Plan, that right is no greater than the right of any unsecured general creditor of the Company.

B. Modification or Revocation

This Plan will continue in effect until revoked, terminated, or all benefits are paid. However, the Plan may be amended or revoked at any time, in whole or in part, by the Company in its sole discretion. Unless you agree otherwise, you will still be entitled to the benefit, if any, that you have earned through the date of any amendment or revocation. Such benefits will be payable or distributable at the times and in the amounts provided for in this Plan.

C. Rights Preserved

Nothing in this Plan gives any director the right to continue to hold such office. The relationship between you and the Company shall continue to be determined by the applicable provisions of the governing documents of the Company and by applicable law.

D. Interpretation

The Chairman and Chief Executive Officer of the Company, or his designee, shall have full power and authority to interpret, construe, and administer this Plan, and the interpretation and construction thereof and actions thereunder by the Chairman and Chief Executive Officer or his designee, including any valuation of Accumulations or the amount or recipient of the payments to be made therefrom, shall be binding and conclusive on all persons for all purposes. Neither the Chairman and Chief Executive Officer nor any designee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, provided that the foregoing shall not relieve any person of liability for any action taken or omitted in bad faith. Whenever under this Plan monthly benefits may be payable in substantially equal monthly installments computed using an interest rate declared by the Company in its sole discretion from time to time during such period of distribution, the calculation of such monthly benefit payments shall be made under any method deemed reasonable by the Company, in its sole discretion.

E. Delayed Payments

In the event of a genuine dispute regarding the amount or timing of payments under the Plan, a delay in the payment of amounts under this Plan shall not cause a violation of Code Section 409A to the extent that such delay satisfies the conditions set forth in Code Section 409A and applicable regulations thereunder

F. Governing Law

Greif, Inc. has its principal offices in the State of Ohio. This Plan has been adopted in the State of Ohio and the parties hereby agree that the validity and meaning of this Plan are to be determined, governed, and enforced under the laws of the State of Ohio, except that any applicable conflict or choice of laws principles of Ohio law that would result in the application of the laws of any other state or jurisdiction to the validity, meaning, or performance of this agreement shall not apply.